AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VIBROSAUN INTERNATIONAL, INC.

Pursuant to Section 78.403 of the Nevada Revised Statutes, and pursuant to Consent Resolutions adopted, ratified and approved on the 19th day of March, 2008, by the directors and majority stockholder owning 80% of the outstanding stock of the Corporation, the undersigned directors and officers of Vibrosaun International, Inc. (the “Corporation”), originally incorporated on the 22nd day of October, 1986, under the name “Morning Glory Mining, Inc.,” do hereby adopt and make the following Amended and Restated Articles of Incorporation:

ARTICLE ONE -- NAME

  The name of the corporation (hereinafter called the “Corporation”) is “Vibrosaun International, Inc.”

ARTICLE TWO -- REGISTERED AGENT/LOCATION

The name of the Corporation’s resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Room E, Carson City, Nevada 89706.  The mailing address and the street address of the said resident agent are identical.

ARTICLE THREE -- CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is 110,000,000 shares comprised of 100,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.  The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the General Corporation Law of the State of Nevada or as hereafter amended.

ARTICLE FOUR -- DURATION

The Corporation shall have perpetual existence.

ARTICLE FIVE -- ELIMINATING PERSONAL LIABILITY

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

ARTICLE SIX -- INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE SEVEN -- PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE EIGHT -- AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

To the full extent permitted under the General Corporation Law of the State of Nevada, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation’s Articles of Incorporation.

ARTICLE NINE -- CONTROL SHARES ACQUISITIONS

The Corporation expressly opts-out of, or elects not to be governed by, the “Acquisition of Controlling Interest” provisions contained in NRS §§ 78.378 through 78.3793 inclusive—all as permitted under NRS § 78.378.1.

ARTICLE TEN -- COMBINATIONS WITH

INTERESTED STOCKHOLDERS

The Corporation expressly opts-out of, and elects not to be governed by, the “Combinations with Interested Stockholders” provisions contained in NRS §§ 78.411 through 78.444, inclusive—all as permitted under NRS § 78.434.

ARTICLE ELEVEN -- CONFLICTS OF INTEREST

To the full extent contemplated by the General Corporation Law of the State of Nevada, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation.  Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE TWELVE -- BYLAWS

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the General Corporation Law of the State of Nevada.

ARTICLE THIRTEEN – RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholders, may adopt any re-capitalization affecting the outstanding securities of the corporation by effecting a forward or reverse split of all of the outstanding securities of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

ARTICLE FOURTEEN –AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, the undersigned Duly Authorized directors and officers hereby execute these Amended and Restated Articles of Incorporation of Vibrosaun International Inc., a Nevada corporation, on this 6th day of May, 2008.

Date: 5/6/2008

/s/David C. Merrell

David C. Merrell

President and Director

Date: 5/6/2008

/s/Michael C. Brown

Michael C. Brown

Secretary/Treasurer and Director